Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216
Thursday, April 13, 2017
WELLS FARGO REPORTS $5.5 BILLION IN QUARTERLY NET INCOME;
Diluted EPS of $1.00; Revenue of $22.0 billion

▪	Solid financial results:

◦	Net income of $5.5 billion, in line with first quarter 2016

◦	Diluted earnings per share (EPS) of $1.00, compared with $0.99

◦	Revenue of $22.0 billion

▪	Net interest income of $12.3 billion, up $633 million, or 5 percent

◦	Total average deposits of $1.3 trillion, up $79.8 billion, or 7 percent, from first quarter 2016

◦	Total average loans of $963.6 billion, up $36.4 billion, or 4 percent

▪	Quarter-end loans of $958.4 billion, up $11.1 billion, or 1 percent

◦	Return on assets (ROA) of 1.15 percent and return on equity (ROE) of 11.54 percent

•	Improved credit quality:

◦	Provision expense of $605 million, down $481 million, or 44 percent, from first quarter 2016

▪	Net charge-offs of $805 million, down $81 million

◦	Net charge-offs were 0.34 percent of average loans (annualized), down from 0.38 percent

▪	Reserve release[1] of $200 million

◦	Nonaccrual loans of $9.8 billion, down $2.5 billion, or 20 percent

•	Strong capital position:
◦Common Equity Tier 1 ratio (fully phased-in) of 11.2 percent2
◦Period-end common shares outstanding down 79.2 million from first quarter 2016
◦Returned $3.1 billion to shareholders in the first quarter through common stock dividends and net share repurchases

1 Reserve build represents the amount by which the provision for credit losses exceeds net charge-offs, while reserve release represents the amount by which net charge-offs exceed the provision for credit losses.
2 See table on page 33 for more information on Common Equity Tier 1. Common Equity Tier 1 (fully phased-in) is a preliminary estimate and is calculated assuming the full phase-in of the Basel III capital rules.

Selected Financial Information

		Quarter ended
	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Earnings
Diluted earnings per common share	$1.00	0.96	0.99
Wells Fargo net income (in billions)	5.46	5.27	5.46
Return on assets (ROA)	1.15%	1.08	1.21
Return on equity (ROE)	11.54	10.94	11.75
Return on average tangible common equity (ROTCE)(a)	13.85	13.16	14.15
Asset Quality
Net charge-offs (annualized) as a % of average total loans	0.34%	0.37	0.38
Allowance for credit losses as a % of total loans	1.28	1.30	1.34
Allowance for credit losses as a % of annualized net charge-offs	376	348	355
Other
Revenue (in billions)	$22.0	21.6	22.2
Efficiency ratio (b)	62.7%	61.2	58.7
Average loans (in billions)	$963.6	964.1	927.2
Average deposits (in billions)	1,299.2	1,284.2	1,219.4
Net interest margin	2.87%	2.87	2.90

(a)
Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, and goodwill and certain identifiable intangible assets (including goodwill and intangible assets associated with certain of our nonmarketable equity investments but excluding mortgage servicing rights), net of applicable deferred taxes. The methodology of determining tangible common equity may differ among companies. Management believes that return on average tangible common equity, which utilizes tangible common equity, is a useful financial measure because it enables investors and others to assess the Company's use of equity. For additional information, including a corresponding reconciliation to GAAP financial measures, see the "Tangible Common Equity" tables on page 32.

(b)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Wells Fargo & Company (NYSE:WFC) reported net income of $5.5 billion, or $1.00 per diluted common share, for first quarter 2017, compared with $5.5 billion, or $0.99 per share, for first quarter 2016, and $5.3 billion, or $0.96 per share, for fourth quarter 2016.

Chief Executive Officer Tim Sloan said, "Wells Fargo continued to make meaningful progress in the first quarter in rebuilding trust with customers and other important stakeholders, while producing solid financial results. We have taken significant actions throughout the company to date and we are committed to building a better bank as we move Wells Fargo forward. Earlier this week, the independent directors of Wells Fargo’s Board of Directors issued a report on their investigation into the company's retail banking sales practices. The findings are valuable to us and beneficial in helping to identify areas for further improvement. While we have more work to do, I am pleased with all we have accomplished thus far. Our 273,000 team members have remained committed to helping our customers succeed financially, as reflected in improved retail customer service scores, record levels of deposits, more primary consumer checking customers, record client assets in Wealth and Investment Management, and industry-leading mortgage originations."

Chief Financial Officer John Shrewsberry said, “Our diversified business model generated higher revenue and net income compared with last quarter, as well as higher ROA and ROE. Expenses were elevated compared with last quarter, driven by typically-higher first quarter personnel-related expenses. Credit results improved, with lower net charge-offs and nonaccrual loans, and we benefited from lower income tax expense. The balance sheet remained strong with high levels of capital and liquidity, and record deposits. We ended first quarter with Common Equity

Tier 1 (fully phased-in) of $148.7 billion, or a Common Equity Tier 1 ratio (fully phased-in) of 11.2 percent2, and returned $3.1 billion to shareholders during the quarter, for a net payout ratio3 of 61 percent."

Net Interest Income
Net interest income in first quarter 2017 decreased $102 million from fourth quarter 2016 to $12.3 billion, primarily due to two fewer days in the quarter. The impact of balance declines in trading assets and mortgages held-for-sale, as well as lower income from variable sources, was offset by average balance growth in investment securities and the benefit from higher interest rates in the quarter.

Net interest margin was 2.87 percent, stable with fourth quarter 2016. The benefit of higher interest rates, a reduction in short-term market funding, and average balance growth in investment securities was offset by lower income from trading assets and mortgages held-for-sale, higher deposit and long-term debt balances, and lower income from variable sources.

Noninterest Income
Noninterest income in the first quarter was $9.7 billion, up from $9.2 billion in fourth quarter 2016, driven by higher other income and higher market-sensitive revenue, particularly in trading. These increases were partially offset by lower mortgage banking income, investment banking fees and commercial real estate brokerage commissions.

•
Net gain from trading activities was $439 million in the first quarter, compared with a net loss of $109 million in the fourth quarter. Results in the first quarter were driven by higher secondary trading, as well as higher deferred compensation plan investment results (offset in employee benefits expense).

•
Mortgage banking noninterest income was $1.2 billion, compared with $1.4 billion in fourth quarter 2016. As expected, residential mortgage loan originations declined in the first quarter, down to $44 billion, from $72 billion in the fourth quarter. The production margin on residential held-for-sale mortgage loan originations[4] was 1.68 percent, in line with the fourth quarter. Mortgage servicing income increased to $456 million in the first quarter from $196 million in the fourth quarter, primarily due to lower unreimbursed servicing costs and lower prepayments.

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Other income was $145 million, compared with $(382) million in the fourth quarter. First quarter 2017 included a $(193) million net hedge ineffectiveness accounting impact, resulting largely from foreign currency fluctuations, compared with a $(592) million net hedge ineffectiveness accounting impact in the fourth quarter, which reflected both an increase in interest rates and foreign currency fluctuations.

Noninterest Expense
Noninterest expense in the first quarter was $13.8 billion, compared with $13.2 billion in fourth quarter 2016. First quarter expenses included $790 million of seasonally higher employee benefits and incentive compensation expense, and an increase in deferred compensation expense (included in employee benefits expense and offset in revenue), partially offset by lower outside professional services, equipment, and advertising and promotion
3 Net payout ratio means the ratio of (i) common stock dividends and share repurchases less issuances and stock compensation-related items, divided by (ii) net income applicable to common stock.
4 Production margin represents net gains on residential mortgage loan origination/sales activities divided by total residential held-for-sale mortgage originations. See the Selected Five Quarter Residential Mortgage Production Data table on page 38 for more information.

expenses, which typically decline in first quarter. The efficiency ratio increased to 62.7 percent in first quarter 2017, compared with 61.2 percent in the prior quarter. The Company currently expects the efficiency ratio to remain elevated.

Income Taxes
The Company’s effective income tax rate was 27.4 percent for first quarter 2017, compared with 30.0 percent in the prior quarter. The effective tax rate for the first quarter included discrete tax benefits totaling $197 million, of which $183 million resulted from tax benefits associated with stock compensation activity during the quarter which was subject to ASU 2016-09 accounting guidance adopted in first quarter 2017. The Company currently expects the full year 2017 tax rate to be approximately 30 percent.
Loans
Total average loans were $963.6 billion in the first quarter, down $502 million from the fourth quarter. Period-end loan balances were $958.4 billion at March 31, 2017, down $9.2 billion from December 31, 2016, driven by a decline in credit card balances due to seasonality, a slowdown in new credit card account openings, and a continued decline in junior lien mortgage loans. In addition, there was an expected decline in auto loans from the fourth quarter as continued proactive steps to tighten underwriting standards resulted in lower origination volume.
Period-End Loan Balances

(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Commercial	$505,004	506,536	496,454	494,538	488,205
Consumer	453,401	461,068	464,872	462,619	459,053
Total loans	$958,405	967,604	961,326	957,157	947,258
Change from prior quarter	$(9,199)	6,278	4,169	9,899	30,699

Cash, Cash Equivalents and Investment Securities
Cash, federal funds sold, securities purchased under resale agreements and other short-term investments reached an all-time high of $328.4 billion at March 31, 2017, up $41.7 billion from the fourth quarter, driven by deposit growth and a linked-quarter decline in the loan portfolio. Investment securities were $407.6 billion at March 31, 2017, down $387 million from the fourth quarter, as approximately $16 billion of purchases were more than offset by run-off and sales.

Net unrealized losses on available-for-sale securities were $1.2 billion at March 31, 2017, compared with net unrealized losses on available-for-sale securities of $1.8 billion at December 31, 2016, primarily due to tighter credit spreads during the quarter and a modest benefit from lower long-term interest rates.

Deposits
Total average deposits for first quarter 2017 were $1.3 trillion, up 1 percent from the prior quarter, driven by growth in consumer and small business, as well as commercial. The average deposit cost for first quarter 2017 was 17 basis points, up 5 basis points from the prior quarter and 7 basis points from a year ago, primarily driven by an increase in commercial deposit rates.

Capital
Capital levels remained strong in the first quarter, with a Common Equity Tier 1 ratio (fully phased-in) of 11.2 percent2, compared with 10.8 percent in the prior quarter. In first quarter 2017, the Company repurchased 53.1 million shares of its common stock, which reduced period-end common shares outstanding by 19.4 million after taking into account seasonally higher common stock issuances to employee benefit plans. The Company paid a quarterly common stock dividend of $0.38 per share, up from $0.375 per share a year ago.

Credit Quality
"First quarter credit results reflected strong performance in our commercial portfolios and consumer real estate portfolios," said Chief Risk Officer Mike Loughlin. "Improvement in the oil and gas portfolio, as well as continued improvement in residential real estate, drove a $200 million reserve release1 in the quarter."

Net Loan Charge-offs
The quarterly loss rate of 0.34 percent (annualized) reflected commercial losses of 0.11 percent and consumer losses of 0.59 percent. Credit losses were $805 million in first quarter 2017, down $100 million from fourth quarter 2016. Consumer losses increased $8 million, driven by higher credit card losses, predominantly offset by lower losses in 1-4 family junior lien mortgage and other revolving credit and installment portfolios. Commercial losses were down $108 million driven by lower oil and gas losses and increased recoveries.
Net Loan Charge-Offs

	Quarter ended
	March 31, 2017		December 31, 2016		September 30, 2016
($ in millions)	Net loan charge- offs	As a % of average loans (a)	Net loan charge- offs	As a % of average loans (a)	Net loan charge- offs	As a % of average loans (a)
Commercial:
Commercial and industrial	$171	0.21%	$256	0.31%	$259	0.32%
Real estate mortgage	(25)	(0.08)	(12)	(0.04)	(28)	(0.09)
Real estate construction	(8)	(0.15)	(8)	(0.13)	(18)	(0.32)
Lease financing	5	0.11	15	0.32	2	0.04
Total commercial	143	0.11	251	0.20	215	0.17
Consumer:
Real estate 1-4 family first mortgage	7	0.01	(3)	—	20	0.03
Real estate 1-4 family junior lien mortgage	23	0.21	44	0.38	49	0.40
Credit card	309	3.54	275	3.09	245	2.82
Automobile	167	1.10	166	1.05	137	0.87
Other revolving credit and installment	156	1.60	172	1.70	139	1.40
Total consumer	662	0.59	654	0.56	590	0.51
Total	$805	0.34%	$905	0.37%	$805	0.33%

(a)
Quarterly net charge-offs as a percentage of average loans are annualized. See explanation on page 29 of the accounting for purchased credit-impaired (PCI) loans and the impact on selected financial ratios.

Nonperforming Assets
Nonperforming assets decreased $698 million from fourth quarter 2016 to $10.7 billion. Nonaccrual loans decreased $625 million from fourth quarter to $9.8 billion reflecting declines across all major commercial asset classes, as well as continued lower consumer real estate nonaccruals.

Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	March 31, 2017		December 31, 2016		September 30, 2016
($ in millions)	Total balances	As a % of total loans	Total balances	As a % of total loans	Total balances	As a % of total loans
Commercial:
Commercial and industrial	$2,898	0.88%	$3,216	0.97%	$3,331	1.03%
Real estate mortgage	672	0.51	685	0.52	780	0.60
Real estate construction	40	0.16	43	0.18	59	0.25
Lease financing	96	0.50	115	0.60	92	0.49
Total commercial	3,706	0.73	4,059	0.80	4,262	0.86
Consumer:
Real estate 1-4 family first mortgage	4,743	1.73	4,962	1.80	5,310	1.91
Real estate 1-4 family junior lien mortgage	1,153	2.60	1,206	2.61	1,259	2.62
Automobile	101	0.17	106	0.17	108	0.17
Other revolving credit and installment	56	0.14	51	0.13	47	0.12
Total consumer	6,053	1.34	6,325	1.37	6,724	1.45
Total nonaccrual loans	9,759	1.02	10,384	1.07	10,986	1.14
Foreclosed assets:
Government insured/guaranteed	179		197		282
Non-government insured/guaranteed	726		781		738
Total foreclosed assets	905		978		1,020
Total nonperforming assets	$10,664	1.11%	$11,362	1.17%	$12,006	1.25%
Change from prior quarter:
Total nonaccrual loans	$(625)		$(602)		$(977)
Total nonperforming assets	(698)		(644)		(1,074)

Allowance for Credit Losses
The allowance for credit losses, including the allowance for unfunded commitments, totaled $12.3 billion at March 31, 2017, which was down $253 million from December 31, 2016. The allowance coverage for total loans was 1.28 percent, compared with 1.30 percent in fourth quarter 2016. The allowance covered 3.8 times annualized first quarter net charge-offs, compared with 3.5 times in the prior quarter. The allowance coverage for nonaccrual loans was 126 percent at March 31, 2017, compared with 121 percent at December 31, 2016. “We believe the allowance was appropriate for losses inherent in the loan portfolio at March 31, 2017,” said Loughlin.

Business Segment Performance
Wells Fargo defines its operating segments by product type and customer segment. Segment net income for each of the three business segments was:

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Community Banking	$3,009	2,733	3,296
Wholesale Banking	2,115	2,194	1,921
Wealth and Investment Management	623	653	512

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including checking and savings accounts, credit and debit cards, and auto, student, and small business lending. Community Banking also offers investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Lending business units.
Selected Financial Information

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Total revenue	$12,093	11,661	12,614
Provision for credit losses	646	631	720
Noninterest expense	7,221	6,985	6,836
Segment net income	3,009	2,733	3,296
(in billions)
Average loans	482.7	488.1	484.3
Average assets	990.7	1,000.7	947.4
Average deposits	717.2	709.8	683.0

Community Banking reported net income of $3.0 billion, up $276 million, or 10 percent, from fourth quarter 2016. Revenue of $12.1 billion increased $432 million, or 4 percent, from fourth quarter 2016, driven by higher other income (reflecting the accounting impact of net hedge ineffectiveness), gains on equity investments, and net interest income, partially offset by lower mortgage banking revenue and gains on sales of debt securities. Noninterest expense increased $236 million, compared with fourth quarter 2016, due to seasonally higher personnel expense and higher deferred compensation plan expense (offset in trading revenue), partially offset by lower professional services, equipment, and advertising expense.
Net income was down $287 million, or 9 percent, from first quarter 2016. Revenue decreased $521 million, or 4 percent, compared with a year ago due to lower other income (reflecting the accounting impact of net hedge ineffectiveness), mortgage banking revenue, and gains on sales of debt securities, partially offset by higher gains on equity investments, net interest income, and deferred compensation plan investments (offset in employee benefits expense). Noninterest expense increased $385 million, or 6 percent, from a year ago driven by higher personnel, deferred compensation plan expense (offset in trading revenue), professional services, and equipment expense, partially offset by lower operating losses and other expense. The provision for credit losses decreased $74 million from a year ago primarily due to improvement in the consumer real estate portfolios.

Retail Banking and Consumer Payments

•	With over 400,000 branch customer experience surveys completed, ‘Overall Satisfaction with Most Recent Visit’ and ‘Loyalty’ scores continued to improve each month in the first quarter

•	Primary consumer checking customers[5] in March up 1.6 percent year-over-year

•	Debit card purchase volume[6] of $75.7 billion in first quarter, up 4 percent year-over-year

•	Credit card purchase volume of $17.9 billion in first quarter, up 3 percent year-over-year
5 Customers who actively use their checking account with transactions such as debit card purchases, online bill payments, and direct deposit.
6 Combined consumer and business debit card purchase volume dollars.

•	Credit card penetration in retail banking households rose to 45.5 percent, up 19 basis points year-over-year[7],[8]

•	28.1 million digital (online and mobile) active customers in March, including 20.3 million mobile active users[9]

•	#1 overall performance in Keynote Mobile Banking Scorecard; also best in “Functionality,” “Quality & Availability” and “Best App & Mobile Web Experiences” (March 2017)

•	First large bank in the U.S. to offer card-free account access through One-Time Access Code mobile technology at all 13,000 ATMs
Consumer Lending

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Auto originations of $5.5 billion in first quarter, down 15 percent from prior quarter and down 29 percent from prior year, as continued proactive steps to tighten underwriting standards resulted in lower origination volume

•	Home Lending

◦	Originations of $44 billion, down from $72 billion in prior quarter

◦	Applications of $59 billion, down from $75 billion in prior quarter

◦	Application pipeline of $28 billion at quarter end, down from $30 billion at December 31, 2016

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $5 million. Products and businesses include Business Banking, Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments and Asset Backed Finance.
Selected Financial Information

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Total revenue	$7,038	7,153	6,958
Provision (reversal of provision) for credit losses	(43)	168	363
Noninterest expense	4,225	4,002	3,968
Segment net income	2,115	2,194	1,921
(in billions)
Average loans	466.3	461.5	429.8
Average assets	807.8	811.9	748.6
Average deposits	466.0	459.2	428.0

Wholesale Banking reported net income of $2.1 billion, down $79 million, or 4 percent, from fourth quarter 2016. Revenue of $7.0 billion decreased $115 million, or 2 percent, from the prior quarter. Net interest income decreased $175 million, or 4 percent, as loan growth was more than offset by lower trading-related interest income as well as the impact of two fewer days in the quarter. Noninterest income increased $60 million, or 2 percent, as strong customer accommodation trading results were partially offset by lower investment banking and commercial real estate brokerage fees. Noninterest expense increased $223 million, or 6 percent, from the prior quarter due to
7 Data as of February 2017, comparisons with February 2016.
8 Credit card penetration defined as the percentage of Retail Banking households that have a credit card with Wells Fargo. Effective second quarter 2016, Retail Banking households reflect only those households that maintain a retail checking account, which we believe provides the foundation for long-term retail banking relationships. Prior period metrics have been revised to conform with the updated definition of Retail Banking households. Credit card household penetration rates have not been adjusted to reflect the impact of the approximately 565,000 potentially unauthorized accounts identified by an independent consulting firm because the maximum impact in any one quarter was not greater than 86 basis points, or approximately 2 percent.
9 Primarily includes retail banking, consumer lending, small business and business banking customers.

seasonally higher personnel expenses. The provision for credit losses decreased $211 million from the prior quarter, primarily due to improvements in the oil and gas portfolio.
Net income increased $194 million, or 10 percent, from first quarter 2016. Revenue increased $80 million, or 1 percent, from first quarter 2016, driven by a $400 million increase in net interest income primarily related to loan growth including the GE Capital portfolio acquisitions. Noninterest income decreased $320 million, or 10 percent, primarily due to the first quarter 2016 sale of our crop insurance business which resulted in lower insurance and gain on sale income, partially offset by higher investment banking fees, customer accommodation trading, and lease income related to the GE Capital portfolio acquisitions. Noninterest expense increased $257 million, or 6 percent, from a year ago primarily due to the GE Capital portfolio acquisitions and higher expenses related to growth initiatives, compliance, and regulatory requirements. The provision for credit losses decreased $406 million from a year ago primarily due to improvements in the oil and gas portfolio.

Wealth and Investment Management (WIM) provides a full range of personalized wealth management, investment and retirement products and services to clients across U.S. based businesses including Wells Fargo Advisors, The Private Bank, Abbot Downing, Wells Fargo Institutional Retirement and Trust, and Wells Fargo Asset Management. We deliver financial planning, private banking, credit, investment management and fiduciary services to high-net worth and ultra-high-net worth individuals and families. We also serve customers’ brokerage needs, supply retirement and trust services to institutional clients and provide investment management capabilities delivered to global institutional clients through separate accounts and the Wells Fargo Funds.
Selected Financial Information

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Total revenue	$4,193	4,074	3,854
Provision (reversal of provision) for credit losses	(4)	3	(14)
Noninterest expense	3,206	3,042	3,042
Segment net income	623	653	512
(in billions)
Average loans	70.7	70.0	64.1
Average assets	221.9	220.4	208.1
Average deposits	195.6	194.9	184.5

Wealth and Investment Management reported net income of $623 million, down $30 million, or 5 percent, from fourth quarter 2016. Revenue of $4.2 billion increased $119 million, or 3 percent, from the prior quarter, primarily due to higher gains on deferred compensation plan investments (offset in employee benefits expense), other fee income, and net interest income. Noninterest expense increased $164 million, or 5 percent, from the prior quarter, primarily driven by seasonally higher personnel expenses and deferred compensation plan expense (offset in trading revenue).
Net income was up $111 million, or 22 percent, from first quarter 2016. Revenue increased $339 million, or 9 percent, from a year ago primarily driven by higher net interest income, asset-based fees, deferred compensation plan investments (offset in employee benefits expense), and other fee income. Noninterest expense increased $164 million, or 5 percent, from a year ago, primarily due to higher non-personnel expenses, deferred compensation plan expense (offset in trading revenue), and broker commissions.

•
March closed referred investment assets (referrals resulting from the WIM/Community Banking partnership) totaled $1 billion for the first time since the month of the sales practices settlement announcement

•	WIM total client assets reached a record-high of $1.8 trillion in the first quarter, up 9 percent from a year ago, driven by higher market valuations and continued positive net flows

Retail Brokerage

•	Client assets of $1.6 trillion, up 10 percent from prior year

•	Advisory assets of $490 billion, up 14 percent from prior year, primarily driven by higher market valuations and positive net flows

•	Strong loan growth, with average balances up 15 percent from prior year largely due to continued growth in non-conforming mortgage loans
Wealth Management

•	Client assets of $237 billion, up 5 percent from prior year

•	Average loan balances up 8 percent from prior year primarily driven by continued growth in non-conforming mortgage loans
Retirement

•	IRA assets of $383 billion, up 7 percent from prior year

•	Institutional Retirement plan assets of $361 billion, up 9 percent from prior year
Asset Management

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Total assets under management of $481 billion, flat from prior year as higher market valuations, positive fixed income net flows and assets acquired during the prior year, were offset by equity and money market net outflows.

Conference Call
The Company will host a live conference call on Thursday, April 13, at 7:00 a.m. PT (10:00 a.m. ET). You may participate by dialing 866-872-5161 (U.S. and Canada) or 706-643-1962 (International). The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and https://engage.vevent.com/rt/wells_fargo_ao~56300037.

A replay of the conference call will be available beginning at 10:00 a.m. PT (1:00 p.m. ET) on Thursday, April 13 through Friday, April 28. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID #56300037. The replay will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and https://engage.vevent.com/rt/wells_fargo_ao~56300037.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make forward-looking statements in our other documents filed or furnished with the SEC, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses and allowance levels; (iv) the appropriateness of the allowance for credit losses; (v) our expectations regarding net interest income and net interest margin; (vi) loan growth or the reduction or mitigation of risk in our loan portfolios; (vii) future capital levels or targets and our estimated Common Equity Tier 1 ratio under Basel III capital standards; (viii) the performance of our mortgage business and any related exposures; (ix) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (x) future common stock dividends, common share repurchases and other uses of capital; (xi) our targeted range for return on assets and return on equity; (xii) the outcome of contingencies, such as legal proceedings; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

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current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and the overall slowdown in global economic growth;

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our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

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financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	the extent of our success in our loan modification efforts, as well as the effects of regulatory requirements or guidance regarding loan modifications;

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the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties, and the credit quality of or losses on such repurchased mortgage loans;

•
negative effects relating to our mortgage servicing and foreclosure practices, as well as changes in industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures;

•
our ability to realize our efficiency ratio target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;

•
the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•
significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of other-than-temporary impairment on securities held in our investment securities portfolio;

•	the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage, asset and wealth management businesses;

•
negative effects from the retail banking sales practices matter, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified team members, and our reputation;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences from regulatory violations and legal actions;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	fiscal and monetary policies of the Federal Reserve Board; and

•	the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $2.0 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,500 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 273,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially.

# # #

Wells Fargo & Company and Subsidiaries
QUARTERLY FINANCIAL DATA

Wells Fargo & Company and Subsidiaries
SUMMARY FINANCIAL DATA

	Quarter ended			% Change Mar 31, 2017 from
($ in millions, except per share amounts)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Dec 31, 2016	Mar 31, 2016
For the Period
Wells Fargo net income	$5,457	5,274	5,462	3%	—
Wells Fargo net income applicable to common stock	5,056	4,872	5,085	4	(1)
Diluted earnings per common share	1.00	0.96	0.99	4	1
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.15%	1.08	1.21	6	(5)
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	11.54	10.94	11.75	5	(2)
Return on average tangible common equity (ROTCE)(1)	13.85	13.16	14.15	5	(2)
Efficiency ratio (2)	62.7	61.2	58.7	2	7
Total revenue	$22,002	21,582	22,195	2	(1)
Pre-tax pre-provision profit (PTPP) (3)	8,210	8,367	9,167	(2)	(10)
Dividends declared per common share	0.380	0.380	0.375	—	1
Average common shares outstanding	5,008.6	5,025.6	5,075.7	—	(1)
Diluted average common shares outstanding	5,070.4	5,078.2	5,139.4	—	(1)
Average loans	$963,645	964,147	927,220	—	4
Average assets	1,931,041	1,944,250	1,819,875	(1)	6
Average total deposits	1,299,191	1,284,158	1,219,430	1	7
Average consumer and small business banking deposits (4)	758,754	749,946	714,837	1	6
Net interest margin	2.87%	2.87	2.90	—	(1)
At Period End
Investment securities	$407,560	407,947	334,899	—	22
Loans	958,405	967,604	947,258	(1)	1
Allowance for loan losses	11,168	11,419	11,621	(2)	(4)
Goodwill	26,666	26,693	27,003	—	(1)
Assets	1,951,564	1,930,115	1,849,182	1	6
Deposits	1,325,444	1,306,079	1,241,490	1	7
Common stockholders' equity	178,388	176,469	175,534	1	2
Wells Fargo stockholders’ equity	201,500	199,581	197,496	1	2
Total equity	202,489	200,497	198,504	1	2
Tangible common equity (1)	148,850	146,737	144,679	1	3
Common shares outstanding	4,996.7	5,016.1	5,075.9	—	(2)
Book value per common share (5)	$35.70	35.18	34.58	1	3
Tangible book value per common share (1)(5)	29.79	29.25	28.50	2	5
Common stock price:
High	59.99	58.02	53.27	3	13
Low	53.35	43.55	44.50	23	20
Period end	55.66	55.11	48.36	1	15
Team members (active, full-time equivalent)	272,800	269,100	268,600	1	2

(1)
Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, and goodwill and certain identifiable intangible assets (including goodwill and intangible assets associated with certain of our nonmarketable equity investments but excluding mortgage servicing rights), net of applicable deferred taxes. The methodology of determining tangible common equity may differ among companies. Management believes that return on average tangible common equity and tangible book value per common share, which utilize tangible common equity, are useful financial measures because they enable investors and others to assess the Company's use of equity. For additional information, including a corresponding reconciliation to GAAP financial measures, see the "Tangible Common Equity" tables on page 32.

(2)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(3)
Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

(4)	Consumer and small business banking deposits are total deposits excluding mortgage escrow and wholesale deposits.

(5)	Book value per common share is common stockholders' equity divided by common shares outstanding. Tangible book value per common share is tangible common equity divided by common shares outstanding.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER SUMMARY FINANCIAL DATA

	Quarter ended
($ in millions, except per share amounts)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
For the Quarter
Wells Fargo net income	$5,457	5,274	5,644	5,558	5,462
Wells Fargo net income applicable to common stock	5,056	4,872	5,243	5,173	5,085
Diluted earnings per common share	1.00	0.96	1.03	1.01	0.99
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.15%	1.08	1.17	1.20	1.21
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	11.54	10.94	11.60	11.70	11.75
Return on average tangible common equity (ROTCE)(1)	13.85	13.16	13.96	14.15	14.15
Efficiency ratio (2)	62.7	61.2	59.4	58.1	58.7
Total revenue	$22,002	21,582	22,328	22,162	22,195
Pre-tax pre-provision profit (PTPP) (3)	8,210	8,367	9,060	9,296	9,167
Dividends declared per common share	0.380	0.380	0.380	0.380	0.375
Average common shares outstanding	5,008.6	5,025.6	5,043.4	5,066.9	5,075.7
Diluted average common shares outstanding	5,070.4	5,078.2	5,094.6	5,118.1	5,139.4
Average loans	$963,645	964,147	957,484	950,751	927,220
Average assets	1,931,041	1,944,250	1,914,586	1,862,084	1,819,875
Average total deposits	1,299,191	1,284,158	1,261,527	1,236,658	1,219,430
Average consumer and small business banking deposits (4)	758,754	749,946	739,066	726,359	714,837
Net interest margin	2.87%	2.87	2.82	2.86	2.90
At Quarter End
Investment securities	$407,560	407,947	390,832	353,426	334,899
Loans	958,405	967,604	961,326	957,157	947,258
Allowance for loan losses	11,168	11,419	11,583	11,664	11,621
Goodwill	26,666	26,693	26,688	26,963	27,003
Assets	1,951,564	1,930,115	1,942,124	1,889,235	1,849,182
Deposits	1,325,444	1,306,079	1,275,894	1,245,473	1,241,490
Common stockholders' equity	178,388	176,469	179,916	178,633	175,534
Wells Fargo stockholders’ equity	201,500	199,581	203,028	201,745	197,496
Total equity	202,489	200,497	203,958	202,661	198,504
Tangible common equity (1)	148,850	146,737	149,829	148,110	144,679
Common shares outstanding	4,996.7	5,016.1	5,023.9	5,048.5	5,075.9
Book value per common share (5)	$35.70	35.18	35.81	35.38	34.58
Tangible book value per common share (1)(5)	29.79	29.25	29.82	29.34	28.50
Common stock price:
High	59.99	58.02	51.00	51.41	53.27
Low	53.35	43.55	44.10	44.50	44.50
Period end	55.66	55.11	44.28	47.33	48.36
Team members (active, full-time equivalent)	272,800	269,100	268,800	267,900	268,600

(1)
Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, and goodwill and certain identifiable intangible assets (including goodwill and intangible assets associated with certain of our nonmarketable equity investments but excluding mortgage servicing rights), net of applicable deferred taxes. The methodology of determining tangible common equity may differ among companies. Management believes that return on average tangible common equity and tangible book value per common share, which utilize tangible common equity, are useful financial measures because they enable investors and others to assess the Company's use of equity. For additional information, including a corresponding reconciliation to GAAP financial measures, see the "Tangible Common Equity" tables on page 32.

(2)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(3)
Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

(4)	Consumer and small business banking deposits are total deposits excluding mortgage escrow and wholesale deposits.

(5)	Book value per common share is common stockholders' equity divided by common shares outstanding. Tangible book value per common share is tangible common equity divided by common shares outstanding.

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

	Quarter ended March 31,		%
(in millions, except per share amounts)	2017	2016	Change
Interest income
Trading assets	$643	596	8%
Investment securities	2,675	2,262	18
Mortgages held for sale	184	161	14
Loans held for sale	1	2	(50)
Loans	10,141	9,577	6
Other interest income	582	374	56
Total interest income	14,226	12,972	10
Interest expense
Deposits	537	307	75
Short-term borrowings	114	67	70
Long-term debt	1,183	842	40
Other interest expense	92	89	3
Total interest expense	1,926	1,305	48
Net interest income	12,300	11,667	5
Provision for credit losses	605	1,086	(44)
Net interest income after provision for credit losses	11,695	10,581	11
Noninterest income
Service charges on deposit accounts	1,313	1,309	—
Trust and investment fees	3,570	3,385	5
Card fees	945	941	—
Other fees	865	933	(7)
Mortgage banking	1,228	1,598	(23)
Insurance	277	427	(35)
Net gains from trading activities	439	200	120
Net gains on debt securities	36	244	(85)
Net gains from equity investments	403	244	65
Lease income	481	373	29
Other	145	874	(83)
Total noninterest income	9,702	10,528	(8)
Noninterest expense
Salaries	4,261	4,036	6
Commission and incentive compensation	2,725	2,645	3
Employee benefits	1,686	1,526	10
Equipment	577	528	9
Net occupancy	712	711	—
Core deposit and other intangibles	289	293	(1)
FDIC and other deposit assessments	333	250	33
Other	3,209	3,039	6
Total noninterest expense	13,792	13,028	6
Income before income tax expense	7,605	8,081	(6)
Income tax expense	2,057	2,567	(20)
Net income before noncontrolling interests	5,548	5,514	1
Less: Net income from noncontrolling interests	91	52	75
Wells Fargo net income	$5,457	5,462	—
Less: Preferred stock dividends and other	401	377	6
Wells Fargo net income applicable to common stock	$5,056	5,085	(1)
Per share information
Earnings per common share	$1.01	1.00	1
Diluted earnings per common share	1.00	0.99	1
Dividends declared per common share	0.380	0.375	1
Average common shares outstanding	5,008.6	5,075.7	(1)
Diluted average common shares outstanding	5,070.4	5,139.4	(1)

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
(in millions, except per share amounts)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Interest income
Trading assets	$643	745	593	572	596
Investment securities	2,675	2,512	2,298	2,176	2,262
Mortgages held for sale	184	235	207	181	161
Loans held for sale	1	2	2	3	2
Loans	10,141	10,128	9,978	9,822	9,577
Other interest income	582	436	409	392	374
Total interest income	14,226	14,058	13,487	13,146	12,972
Interest expense
Deposits	537	400	356	332	307
Short-term borrowings	114	101	85	77	67
Long-term debt	1,183	1,061	1,006	921	842
Other interest expense	92	94	88	83	89
Total interest expense	1,926	1,656	1,535	1,413	1,305
Net interest income	12,300	12,402	11,952	11,733	11,667
Provision for credit losses	605	805	805	1,074	1,086
Net interest income after provision for credit losses	11,695	11,597	11,147	10,659	10,581
Noninterest income
Service charges on deposit accounts	1,313	1,357	1,370	1,336	1,309
Trust and investment fees	3,570	3,698	3,613	3,547	3,385
Card fees	945	1,001	997	997	941
Other fees	865	962	926	906	933
Mortgage banking	1,228	1,417	1,667	1,414	1,598
Insurance	277	262	293	286	427
Net gains (losses) from trading activities	439	(109)	415	328	200
Net gains on debt securities	36	145	106	447	244
Net gains from equity investments	403	306	140	189	244
Lease income	481	523	534	497	373
Other	145	(382)	315	482	874
Total noninterest income	9,702	9,180	10,376	10,429	10,528
Noninterest expense
Salaries	4,261	4,193	4,224	4,099	4,036
Commission and incentive compensation	2,725	2,478	2,520	2,604	2,645
Employee benefits	1,686	1,101	1,223	1,244	1,526
Equipment	577	642	491	493	528
Net occupancy	712	710	718	716	711
Core deposit and other intangibles	289	301	299	299	293
FDIC and other deposit assessments	333	353	310	255	250
Other	3,209	3,437	3,483	3,156	3,039
Total noninterest expense	13,792	13,215	13,268	12,866	13,028
Income before income tax expense	7,605	7,562	8,255	8,222	8,081
Income tax expense	2,057	2,258	2,601	2,649	2,567
Net income before noncontrolling interests	5,548	5,304	5,654	5,573	5,514
Less: Net income from noncontrolling interests	91	30	10	15	52
Wells Fargo net income	$5,457	5,274	5,644	5,558	5,462
Less: Preferred stock dividends and other	401	402	401	385	377
Wells Fargo net income applicable to common stock	$5,056	4,872	5,243	5,173	5,085
Per share information
Earnings per common share	$1.01	0.97	1.04	1.02	1.00
Diluted earnings per common share	1.00	0.96	1.03	1.01	0.99
Dividends declared per common share	0.380	0.380	0.380	0.380	0.375
Average common shares outstanding	5,008.6	5,025.6	5,043.4	5,066.9	5,075.7
Diluted average common shares outstanding	5,070.4	5,078.2	5,094.6	5,118.1	5,139.4

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Quarter ended Mar 31,		%
(in millions)	2017	2016	Change
Wells Fargo net income	$5,457	5,462	—%
Other comprehensive income (loss), before tax:
Investment securities:
Net unrealized gains arising during the period	369	795	(54)
Reclassification of net gains to net income	(145)	(304)	(52)
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	(133)	1,999	NM
Reclassification of net gains on cash flow hedges to net income	(202)	(256)	(21)
Defined benefit plans adjustments:
Net actuarial and prior service losses arising during the period	(7)	(8)	(13)
Amortization of net actuarial loss, settlements and other to net income	38	37	3
Foreign currency translation adjustments:
Net unrealized gains arising during the period	16	43	(63)
Other comprehensive income (loss), before tax	(64)	2,306	NM
Income tax (expense) benefit related to other comprehensive income	37	(857)	NM
Other comprehensive income (loss), net of tax	(27)	1,449	NM
Less: Other comprehensive income (loss) from noncontrolling interests	14	(28)	NM
Wells Fargo other comprehensive income (loss), net of tax	(41)	1,477	NM
Wells Fargo comprehensive income	5,416	6,939	(22)
Comprehensive income from noncontrolling interests	105	24	338
Total comprehensive income	$5,521	6,963	(21)
NM – Not meaningful
FIVE QUARTER CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Balance, beginning of period	$200,497	203,958	202,661	198,504	193,891
Cumulative effect from change in consolidation accounting (1)	—	—	—	—	121
Wells Fargo net income	5,457	5,274	5,644	5,558	5,462
Wells Fargo other comprehensive income (loss), net of tax	(41)	(5,321)	(764)	1,174	1,477
Noncontrolling interests	75	(13)	14	(92)	(5)
Common stock issued	1,406	610	300	397	1,079
Common stock repurchased (2)	(2,175)	(2,034)	(1,839)	(2,214)	(2,029)
Preferred stock released by ESOP	—	43	236	371	313
Common stock warrants repurchased/exercised	(44)	—	(17)	—	—
Preferred stock issued	—	—	—	1,126	975
Common stock dividends	(1,903)	(1,909)	(1,918)	(1,930)	(1,904)
Preferred stock dividends	(401)	(401)	(401)	(386)	(378)
Tax benefit from stock incentive compensation (3)	—	74	31	23	149
Stock incentive compensation expense	389	232	39	139	369
Net change in deferred compensation and related plans	(771)	(16)	(28)	(9)	(1,016)
Balance, end of period	$202,489	200,497	203,958	202,661	198,504

(1)
Effective January 1, 2016, we adopted changes in consolidation accounting pursuant to Accounting Standards Update 2015-02 (Amendments to the Consolidation Analysis). Accordingly, we recorded a $121 million net increase to beginning noncontrolling interests as a cumulative-effect adjustment.

(2)	For the quarter ended December 31, 2016, includes $750 million related to a private forward repurchase transaction that settled in first quarter 2017 for 14.7 million shares of common stock.

(3)
Effective January 1, 2017, we adopted Accounting Standards Update 2016-09 (Improvements to Employee Share-Based Payment Accounting). Accordingly, tax benefit from stock incentive compensation is reported in income tax expense in the consolidated statement of income.

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended March 31,
	2017			2016
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$283,767	0.76%	$532	284,697	0.49%	$344
Trading assets	93,765	2.80	655	80,464	3.01	605
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	25,034	1.54	95	34,474	1.59	136
Securities of U.S. states and political subdivisions	52,248	4.03	526	50,512	4.24	535
Mortgage-backed securities:
Federal agencies	156,617	2.58	1,011	96,423	2.80	675
Residential and commercial	14,452	5.32	192	20,827	5.20	271
Total mortgage-backed securities	171,069	2.81	1,203	117,250	3.23	946
Other debt and equity securities	50,620	3.60	452	53,558	3.21	429
Total available-for-sale securities	298,971	3.05	2,276	255,794	3.20	2,046
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,693	2.20	243	44,664	2.20	244
Securities of U.S. states and political subdivisions	6,273	5.30	83	2,156	5.41	29
Federal agency and other mortgage-backed securities	51,786	2.51	324	28,114	2.49	175
Other debt securities	3,329	2.34	19	4,598	1.92	22
Total held-to-maturity securities	106,081	2.54	669	79,532	2.37	470
Total investment securities	405,052	2.92	2,945	335,326	3.01	2,516
Mortgages held for sale (4)	19,893	3.70	184	17,870	3.59	161
Loans held for sale (4)	112	4.44	1	282	3.23	2
Loans:
Commercial:
Commercial and industrial - U.S.	274,749	3.59	2,436	257,727	3.39	2,177
Commercial and industrial - Non U.S.	55,347	2.73	373	49,508	2.10	258
Real estate mortgage	132,449	3.56	1,164	122,739	3.41	1,040
Real estate construction	24,591	3.72	225	22,603	3.61	203
Lease financing	19,070	4.94	235	15,047	4.74	178
Total commercial	506,206	3.54	4,433	467,624	3.31	3,856
Consumer:
Real estate 1-4 family first mortgage	275,480	4.02	2,766	274,722	4.05	2,782
Real estate 1-4 family junior lien mortgage	45,285	4.60	515	52,236	4.39	571
Credit card	35,437	11.97	1,046	33,366	11.61	963
Automobile	61,510	5.46	828	60,114	5.67	848
Other revolving credit and installment	39,727	6.02	590	39,158	5.99	584
Total consumer	457,439	5.06	5,745	459,596	5.02	5,748
Total loans (4)	963,645	4.26	10,178	927,220	4.16	9,604
Other	6,865	2.96	50	5,808	2.06	30
Total earning assets	$1,773,099	3.31%	$14,545	1,651,667	3.22%	$13,262
Funding sources
Deposits:
Interest-bearing checking	$50,686	0.29%	$37	38,711	0.12%	$11
Market rate and other savings	684,175	0.09	157	651,551	0.07	107
Savings certificates	23,466	0.29	17	27,880	0.45	31
Other time deposits	54,915	1.31	178	58,206	0.74	107
Deposits in foreign offices	122,200	0.49	148	97,682	0.21	51
Total interest-bearing deposits	935,442	0.23	537	874,030	0.14	307
Short-term borrowings	98,549	0.47	115	107,857	0.25	67
Long-term debt	259,793	1.83	1,183	216,883	1.56	842
Other liabilities	16,806	2.22	92	16,492	2.14	89
Total interest-bearing liabilities	1,310,590	0.59	1,927	1,215,262	0.43	1,305
Portion of noninterest-bearing funding sources	462,509	—	—	436,405	—	—
Total funding sources	$1,773,099	0.44	1,927	1,651,667	0.32	1,305
Net interest margin and net interest income on a taxable-equivalent basis (5)		2.87%	$12,618		2.90%	$11,957
Noninterest-earning assets
Cash and due from banks	$18,706			17,995
Goodwill	26,673			26,069
Other	112,563			124,144
Total noninterest-earning assets	$157,942			168,208
Noninterest-bearing funding sources
Deposits	$363,749			345,400
Other liabilities	54,935			62,627
Total equity	201,767			196,586
Noninterest-bearing funding sources used to fund earning assets	(462,509)			(436,405)
Net noninterest-bearing funding sources	$157,942			168,208
Total assets	$1,931,041			1,819,875

(1)
Our average prime rate was 3.80% and 3.50% for the quarters ended March 31, 2017 and 2016, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 1.07% and 0.62% for the same quarters, respectively.

(2)	Yields/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)
Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

(4)	Nonaccrual loans and related income are included in their respective loan categories.

(5)
Includes taxable-equivalent adjustments of $318 million and $290 million for the quarters ended March 31, 2017 and 2016, respectively, predominantly related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended
	Mar 31, 2017		Dec 31, 2016		Sep 30, 2016		Jun 30, 2016		Mar 31, 2016
($ in billions)	Average balance	Yields/ rates	Average balance	Yields/ rates	Average balance	Yields/ rates	Average balance	Yields/ rates	Average balance	Yields/ rates
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$283.8	0.76%	$273.1	0.56%	$299.4	0.50%	$293.8	0.49%	$284.7	0.49%
Trading assets	93.8	2.80	102.8	2.96	88.8	2.72	81.4	2.86	80.5	3.01
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	25.0	1.54	25.9	1.53	25.8	1.52	31.5	1.56	34.4	1.59
Securities of U.S. states and political subdivisions	52.2	4.03	53.9	4.06	55.2	4.28	52.2	4.24	50.5	4.24
Mortgage-backed securities:
Federal agencies	156.6	2.58	148.0	2.37	105.8	2.39	92.0	2.53	96.5	2.80
Residential and commercial	14.5	5.32	16.5	5.87	18.1	5.54	19.6	5.44	20.8	5.20
Total mortgage-backed securities	171.1	2.81	164.5	2.72	123.9	2.85	111.6	3.04	117.3	3.23
Other debt and equity securities	50.7	3.60	52.7	3.71	54.2	3.37	53.3	3.48	53.6	3.21
Total available-for-sale securities	299.0	3.05	297.0	3.03	259.1	3.13	248.6	3.20	255.8	3.20
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44.7	2.20	44.7	2.20	44.6	2.19	44.6	2.19	44.7	2.20
Securities of U.S. states and political subdivisions	6.3	5.30	4.7	5.31	2.5	5.24	2.2	5.41	2.1	5.41
Federal agency and other mortgage-backed securities	51.8	2.51	46.0	1.81	48.0	1.97	35.1	1.90	28.1	2.49
Other debt securities	3.3	2.34	3.6	2.26	3.9	1.98	4.1	1.92	4.6	1.92
Total held-to-maturity securities	106.1	2.54	99.0	2.17	99.0	2.15	86.0	2.14	79.5	2.37
Total investment securities	405.1	2.92	396.0	2.82	358.1	2.86	334.6	2.93	335.3	3.01
Mortgages held for sale	19.9	3.70	27.5	3.43	24.1	3.44	20.1	3.60	17.9	3.59
Loans held for sale	0.1	4.44	0.2	5.42	0.2	3.04	0.2	4.83	0.3	3.23
Loans:
Commercial:
Commercial and industrial - U.S.	274.8	3.59	272.8	3.46	271.2	3.48	270.9	3.45	257.7	3.39
Commercial and industrial - Non U.S.	55.3	2.73	54.4	2.58	51.3	2.40	51.2	2.35	49.5	2.10
Real estate mortgage	132.4	3.56	131.2	3.44	128.8	3.48	126.1	3.41	122.7	3.41
Real estate construction	24.6	3.72	23.9	3.61	23.2	3.50	23.1	3.49	22.6	3.61
Lease financing	19.1	4.94	18.9	5.78	18.9	4.70	19.0	5.12	15.1	4.74
Total commercial	506.2	3.54	501.2	3.45	493.4	3.42	490.3	3.39	467.6	3.31
Consumer:
Real estate 1-4 family first mortgage	275.5	4.02	277.7	4.01	278.5	3.97	275.9	4.01	274.7	4.05
Real estate 1-4 family junior lien mortgage	45.3	4.60	47.2	4.42	48.9	4.37	50.6	4.37	52.2	4.39
Credit card	35.4	11.97	35.4	11.73	34.6	11.60	33.4	11.52	33.4	11.61
Automobile	61.5	5.46	62.5	5.54	62.5	5.60	61.1	5.66	60.1	5.67
Other revolving credit and installment	39.7	6.02	40.1	5.91	39.6	5.92	39.5	5.91	39.2	5.99
Total consumer	457.4	5.06	462.9	5.01	464.1	4.97	460.5	4.98	459.6	5.02
Total loans	963.6	4.26	964.1	4.20	957.5	4.17	950.8	4.16	927.2	4.16
Other	6.8	2.96	6.7	3.27	6.4	2.30	6.0	2.30	5.8	2.06
Total earning assets	$1,773.1	3.31%	$1,770.4	3.24%	$1,734.5	3.17%	$1,686.9	3.20%	$1,651.7	3.22%
Funding sources
Deposits:
Interest-bearing checking	$50.7	0.29%	$46.9	0.17%	$44.0	0.15%	$39.8	0.13%	$38.7	0.12%
Market rate and other savings	684.2	0.09	676.4	0.07	667.2	0.07	659.0	0.07	651.5	0.07
Savings certificates	23.5	0.29	24.4	0.30	25.2	0.30	26.2	0.35	27.9	0.45
Other time deposits	54.9	1.31	49.2	1.16	54.9	0.93	61.2	0.85	58.2	0.74
Deposits in foreign offices	122.2	0.49	110.4	0.35	107.1	0.30	97.5	0.23	97.7	0.21
Total interest-bearing deposits	935.5	0.23	907.3	0.18	898.4	0.16	883.7	0.15	874.0	0.14
Short-term borrowings	98.5	0.47	124.7	0.33	116.2	0.29	111.8	0.28	107.9	0.25
Long-term debt	259.8	1.83	252.2	1.68	252.4	1.59	236.2	1.56	216.9	1.56
Other liabilities	16.8	2.22	17.1	2.15	16.8	2.11	16.3	2.06	16.5	2.14
Total interest-bearing liabilities	1,310.6	0.59	1,301.3	0.51	1,283.8	0.48	1,248.0	0.45	1,215.3	0.43
Portion of noninterest-bearing funding sources	462.5	—	469.1	—	450.7	—	438.9	—	436.4	—
Total funding sources	$1,773.1	0.44	$1,770.4	0.37	$1,734.5	0.35	$1,686.9	0.34	$1,651.7	0.32
Net interest margin on a taxable-equivalent basis		2.87%		2.87%		2.82%		2.86%		2.90%
Noninterest-earning assets
Cash and due from banks	$18.7		19.0		18.7		18.8		18.0
Goodwill	26.7		26.7		27.0		27.0		26.1
Other	112.5		128.2		134.4		129.4		124.1
Total noninterest-earnings assets	$157.9		173.9		180.1		175.2		168.2
Noninterest-bearing funding sources
Deposits	$363.7		376.9		363.1		353.0		345.4
Other liabilities	54.9		64.9		63.8		60.1		62.6
Total equity	201.8		201.2		203.9		201.0		196.6
Noninterest-bearing funding sources used to fund earning assets	(462.5)		(469.1)		(450.7)		(438.9)		(436.4)
Net noninterest-bearing funding sources	$157.9		173.9		180.1		175.2		168.2
Total assets	$1,931.0		1,944.3		1,914.6		1,862.1		1,819.9

(1)
Our average prime rate was 3.80% for the quarter ended March 31, 2017, 3.54% for the quarter ended December 31, 2016, and 3.50% for the quarters ended September 30, June 30 and March 31, 2016. The average three-month London Interbank Offered Rate (LIBOR) was 1.07%, 0.92%, 0.79%, 0.64% and 0.62% for the same quarters, respectively.

(2)	Yields/rates include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)
Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

Wells Fargo & Company and Subsidiaries
NONINTEREST INCOME

	Quarter ended March 31,		%
(in millions)	2017	2016	Change
Service charges on deposit accounts	$1,313	1,309	—%
Trust and investment fees:
Brokerage advisory, commissions and other fees	2,324	2,239	4
Trust and investment management	829	815	2
Investment banking	417	331	26
Total trust and investment fees	3,570	3,385	5
Card fees	945	941	—
Other fees:
Charges and fees on loans	307	313	(2)
Cash network fees	126	131	(4)
Commercial real estate brokerage commissions	81	117	(31)
Letters of credit fees	74	78	(5)
Wire transfer and other remittance fees	107	92	16
All other fees	170	202	(16)
Total other fees	865	933	(7)
Mortgage banking:
Servicing income, net	456	850	(46)
Net gains on mortgage loan origination/sales activities	772	748	3
Total mortgage banking	1,228	1,598	(23)
Insurance	277	427	(35)
Net gains from trading activities	439	200	120
Net gains on debt securities	36	244	(85)
Net gains from equity investments	403	244	65
Lease income	481	373	29
Life insurance investment income	144	154	(6)
All other	1	720	(100)
Total	$9,702	10,528	(8)

NONINTEREST EXPENSE

	Quarter ended Mar 31,		%
(in millions)	2017	2016	Change
Salaries	$4,261	4,036	6%
Commission and incentive compensation	2,725	2,645	3
Employee benefits	1,686	1,526	10
Equipment	577	528	9
Net occupancy	712	711	—
Core deposit and other intangibles	289	293	(1)
FDIC and other deposit assessments	333	250	33
Outside professional services	804	583	38
Operating losses	282	454	(38)
Operating leases	345	235	47
Contract services	325	282	15
Outside data processing	220	208	6
Travel and entertainment	179	172	4
Postage, stationery and supplies	145	163	(11)
Advertising and promotion	127	134	(5)
Telecommunications	91	92	(1)
Foreclosed assets	86	78	10
Insurance	24	111	(78)
All other	581	527	10
Total	$13,792	13,028	6

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONINTEREST INCOME

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Service charges on deposit accounts	$1,313	1,357	1,370	1,336	1,309
Trust and investment fees:
Brokerage advisory, commissions and other fees	2,324	2,342	2,344	2,291	2,239
Trust and investment management	829	837	849	835	815
Investment banking	417	519	420	421	331
Total trust and investment fees	3,570	3,698	3,613	3,547	3,385
Card fees	945	1,001	997	997	941
Other fees:
Charges and fees on loans	307	305	306	317	313
Cash network fees	126	130	138	138	131
Commercial real estate brokerage commissions	81	172	119	86	117
Letters of credit fees	74	79	81	83	78
Wire transfer and other remittance fees	107	105	103	101	92
All other fees	170	171	179	181	202
Total other fees	865	962	926	906	933
Mortgage banking:
Servicing income, net	456	196	359	360	850
Net gains on mortgage loan origination/sales activities	772	1,221	1,308	1,054	748
Total mortgage banking	1,228	1,417	1,667	1,414	1,598
Insurance	277	262	293	286	427
Net gains (losses) from trading activities	439	(109)	415	328	200
Net gains on debt securities	36	145	106	447	244
Net gains from equity investments	403	306	140	189	244
Lease income	481	523	534	497	373
Life insurance investment income	144	132	152	149	154
All other	1	(514)	163	333	720
Total	$9,702	9,180	10,376	10,429	10,528

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Salaries	$4,261	4,193	4,224	4,099	4,036
Commission and incentive compensation	2,725	2,478	2,520	2,604	2,645
Employee benefits	1,686	1,101	1,223	1,244	1,526
Equipment	577	642	491	493	528
Net occupancy	712	710	718	716	711
Core deposit and other intangibles	289	301	299	299	293
FDIC and other deposit assessments	333	353	310	255	250
Outside professional services	804	984	802	769	583
Operating losses	282	243	577	334	454
Operating leases	345	379	363	352	235
Contract services	325	325	313	283	282
Outside data processing	220	222	233	225	208
Travel and entertainment	179	195	144	193	172
Postage, stationery and supplies	145	156	150	153	163
Advertising and promotion	127	178	117	166	134
Telecommunications	91	96	101	94	92
Foreclosed assets	86	75	(17)	66	78
Insurance	24	23	23	22	111
All other	581	561	677	499	527
Total	$13,792	13,215	13,268	12,866	13,028

Wells Fargo & Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(in millions, except shares)	Mar 31, 2017	Dec 31, 2016	% Change
Assets
Cash and due from banks	$19,698	20,729	(5)%
Federal funds sold, securities purchased under resale agreements and other short-term investments	308,747	266,038	16
Trading assets	80,326	74,397	8
Investment securities:
Available-for-sale, at fair value	299,530	308,364	(3)
Held-to-maturity, at cost	108,030	99,583	8
Mortgages held for sale	17,822	26,309	(32)
Loans held for sale	253	80	216
Loans	958,405	967,604	(1)
Allowance for loan losses	(11,168)	(11,419)	(2)
Net loans	947,237	956,185	(1)
Mortgage servicing rights:
Measured at fair value	13,208	12,959	2
Amortized	1,402	1,406	—
Premises and equipment, net	8,320	8,333	—
Goodwill	26,666	26,693	—
Derivative assets	12,564	14,498	(13)
Other assets	107,761	114,541	(6)
Total assets	$1,951,564	1,930,115	1
Liabilities
Noninterest-bearing deposits	$365,780	375,967	(3)
Interest-bearing deposits	959,664	930,112	3
Total deposits	1,325,444	1,306,079	1
Short-term borrowings	94,871	96,781	(2)
Derivative liabilities	12,461	14,492	(14)
Accrued expenses and other liabilities	59,831	57,189	5
Long-term debt	256,468	255,077	1
Total liabilities	1,749,075	1,729,618	1
Equity
Wells Fargo stockholders’ equity:
Preferred stock	25,501	24,551	4
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares	9,136	9,136	—
Additional paid-in capital	60,585	60,234	1
Retained earnings	136,032	133,075	2
Cumulative other comprehensive income (loss)	(3,178)	(3,137)	1
Treasury stock – 485,076,875 shares and 465,702,148 shares	(24,030)	(22,713)	6
Unearned ESOP shares	(2,546)	(1,565)	63
Total Wells Fargo stockholders’ equity	201,500	199,581	1
Noncontrolling interests	989	916	8
Total equity	202,489	200,497	1
Total liabilities and equity	$1,951,564	1,930,115	1

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEET

(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Assets
Cash and due from banks	$19,698	20,729	19,287	20,407	19,084
Federal funds sold, securities purchased under resale agreements and other short-term investments	308,747	266,038	298,325	295,521	300,547
Trading assets	80,326	74,397	81,094	71,556	62,657
Investment securities:
Available-for-sale, at fair value	299,530	308,364	291,591	253,006	255,551
Held-to-maturity, at cost	108,030	99,583	99,241	100,420	79,348
Mortgages held for sale	17,822	26,309	27,423	23,930	18,041
Loans held for sale	253	80	183	220	280
Loans	958,405	967,604	961,326	957,157	947,258
Allowance for loan losses	(11,168)	(11,419)	(11,583)	(11,664)	(11,621)
Net loans	947,237	956,185	949,743	945,493	935,637
Mortgage servicing rights:
Measured at fair value	13,208	12,959	10,415	10,396	11,333
Amortized	1,402	1,406	1,373	1,353	1,359
Premises and equipment, net	8,320	8,333	8,322	8,289	8,349
Goodwill	26,666	26,693	26,688	26,963	27,003
Derivative assets	12,564	14,498	18,736	20,999	20,043
Other assets	107,761	114,541	109,703	110,682	109,950
Total assets	$1,951,564	1,930,115	1,942,124	1,889,235	1,849,182
Liabilities
Noninterest-bearing deposits	$365,780	375,967	376,136	361,934	348,888
Interest-bearing deposits	959,664	930,112	899,758	883,539	892,602
Total deposits	1,325,444	1,306,079	1,275,894	1,245,473	1,241,490
Short-term borrowings	94,871	96,781	124,668	120,258	107,703
Derivative liabilities	12,461	14,492	13,603	15,483	15,184
Accrued expenses and other liabilities	59,831	57,189	69,166	61,433	58,413
Long-term debt	256,468	255,077	254,835	243,927	227,888
Total liabilities	1,749,075	1,729,618	1,738,166	1,686,574	1,650,678
Equity
Wells Fargo stockholders’ equity:
Preferred stock	25,501	24,551	24,594	24,830	24,051
Common stock	9,136	9,136	9,136	9,136	9,136
Additional paid-in capital	60,585	60,234	60,685	60,691	60,602
Retained earnings	136,032	133,075	130,288	127,076	123,891
Cumulative other comprehensive income (loss)	(3,178)	(3,137)	2,184	2,948	1,774
Treasury stock	(24,030)	(22,713)	(22,247)	(21,068)	(19,687)
Unearned ESOP shares	(2,546)	(1,565)	(1,612)	(1,868)	(2,271)
Total Wells Fargo stockholders’ equity	201,500	199,581	203,028	201,745	197,496
Noncontrolling interests	989	916	930	916	1,008
Total equity	202,489	200,497	203,958	202,661	198,504
Total liabilities and equity	$1,951,564	1,930,115	1,942,124	1,889,235	1,849,182

Wells Fargo & Company and Subsidiaries
FIVE QUARTER INVESTMENT SECURITIES

(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$24,625	25,819	26,376	27,939	33,813
Securities of U.S. states and political subdivisions	52,061	51,101	55,366	54,024	51,574
Mortgage-backed securities:
Federal agencies	156,966	161,230	135,692	95,868	95,463
Residential and commercial	14,233	16,318	18,387	19,938	21,246
Total mortgage-backed securities	171,199	177,548	154,079	115,806	116,709
Other debt securities	50,520	52,685	54,537	53,935	51,956
Total available-for-sale debt securities	298,405	307,153	290,358	251,704	254,052
Marketable equity securities	1,125	1,211	1,233	1,302	1,499
Total available-for-sale securities	299,530	308,364	291,591	253,006	255,551
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,697	44,690	44,682	44,675	44,667
Securities of U.S. states and political subdivisions	6,331	6,336	2,994	2,181	2,183
Federal agency and other mortgage-backed securities (1)	53,778	45,161	47,721	49,594	28,016
Other debt securities	3,224	3,396	3,844	3,970	4,482
Total held-to-maturity debt securities	108,030	99,583	99,241	100,420	79,348
Total investment securities	$407,560	407,947	390,832	353,426	334,899

(1)	Predominantly consists of federal agency mortgage-backed securities.
FIVE QUARTER LOANS

(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Commercial:
Commercial and industrial	$329,252	330,840	324,020	323,858	321,547
Real estate mortgage	131,532	132,491	130,223	128,320	124,711
Real estate construction	25,064	23,916	23,340	23,387	22,944
Lease financing	19,156	19,289	18,871	18,973	19,003
Total commercial	505,004	506,536	496,454	494,538	488,205
Consumer:
Real estate 1-4 family first mortgage	274,633	275,579	278,689	277,162	274,734
Real estate 1-4 family junior lien mortgage	44,333	46,237	48,105	49,772	51,324
Credit card	34,742	36,700	34,992	34,137	33,139
Automobile	60,408	62,286	62,873	61,939	60,658
Other revolving credit and installment	39,285	40,266	40,213	39,609	39,198
Total consumer	453,401	461,068	464,872	462,619	459,053
Total loans (1)	$958,405	967,604	961,326	957,157	947,258

(1)
Includes $15.7 billion, $16.7 billion, $17.7 billion, $19.3 billion, and $20.3 billion of purchased credit-impaired (PCI) loans at March 31, 2017, and December 31, September 30, June 30, and March 31, 2016, respectively.

Our foreign loans are reported by respective class of financing receivable in the table above. Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign primarily based on whether the borrower's primary address is outside of the United States. The following table presents total commercial foreign loans outstanding by class of financing receivable.

(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Commercial foreign loans:
Commercial and industrial	$56,987	55,396	51,515	50,515	51,884
Real estate mortgage	8,206	8,541	8,466	8,467	8,367
Real estate construction	471	375	310	246	311
Lease financing	986	972	958	987	983
Total commercial foreign loans	$66,650	65,284	61,249	60,215	61,545

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)

(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Nonaccrual loans:
Commercial:
Commercial and industrial	$2,898	3,216	3,331	3,464	2,911
Real estate mortgage	672	685	780	872	896
Real estate construction	40	43	59	59	63
Lease financing	96	115	92	112	99
Total commercial	3,706	4,059	4,262	4,507	3,969
Consumer:
Real estate 1-4 family first mortgage	4,743	4,962	5,310	5,970	6,683
Real estate 1-4 family junior lien mortgage	1,153	1,206	1,259	1,330	1,421
Automobile	101	106	108	111	114
Other revolving credit and installment	56	51	47	45	47
Total consumer	6,053	6,325	6,724	7,456	8,265
Total nonaccrual loans (1)(2)(3)	$9,759	10,384	10,986	11,963	12,234
As a percentage of total loans	1.02%	1.07	1.14	1.25	1.29
Foreclosed assets:
Government insured/guaranteed	$179	197	282	321	386
Non-government insured/guaranteed	726	781	738	796	893
Total foreclosed assets	905	978	1,020	1,117	1,279
Total nonperforming assets	$10,664	11,362	12,006	13,080	13,513
As a percentage of total loans	1.11%	1.17	1.25	1.37	1.43

(1)	Includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.

(2)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.

(3)
Real estate 1-4 family mortgage loans predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA) and student loans largely guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status because they are insured or guaranteed.

Wells Fargo & Company and Subsidiaries
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Total (excluding PCI)(1):	$10,525	11,858	12,068	12,385	13,060
Less: FHA insured/guaranteed by the VA (2)(3)	9,585	10,883	11,198	11,577	12,233
Less: Student loans guaranteed under the FFELP (4)	—	3	17	20	24
Total, not government insured/guaranteed	$940	972	853	788	803
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$88	28	47	36	24
Real estate mortgage	11	36	4	22	8
Real estate construction	3	—	—	—	2
Total commercial	102	64	51	58	34
Consumer:
Real estate 1-4 family first mortgage (3)	149	175	171	169	167
Real estate 1-4 family junior lien mortgage (3)	42	56	54	52	55
Credit card	453	452	392	348	389
Automobile	79	112	81	64	55
Other revolving credit and installment	115	113	104	97	103
Total consumer	838	908	802	730	769
Total, not government insured/guaranteed	$940	972	853	788	803

(1)	PCI loans totaled $1.8 billion, $2.0 billion, $2.2 billion, $2.4 billion and $2.7 billion, at March 31, 2017, and December 31, September 30, June 30, and March 31, 2016, respectively.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(3)	Includes mortgages held for sale 90 days or more past due and still accruing.

(4)	Represents loans whose repayments are largely guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP.

Wells Fargo & Company and Subsidiaries
CHANGES IN ACCRETABLE YIELD RELATED TO PURCHASED CREDIT-IMPAIRED (PCI) LOANS

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. PCI loans predominantly represent loans acquired from Wachovia that were deemed to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent LTV percentages. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date.

As a result of PCI loan accounting, certain credit-related ratios cannot be used to compare a portfolio that includes PCI loans against one that does not, or to compare ratios across quarters or years. The ratios particularly affected include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

The excess of cash flows expected to be collected over the carrying value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated lives of the PCI loans using the effective yield method. The accretable yield is affected by:

•	Changes in interest rate indices for variable rate PCI loans - Expected future cash flows are based on the variable rates in effect at the time of the quarterly assessment of expected cash flows;

•	Changes in prepayment assumptions - Prepayments affect the estimated life of PCI loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•
Changes in the expected principal and interest payments over the estimated life - Updates to changes in expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The change in the accretable yield related to PCI loans since the merger with Wachovia is presented in the following table.

(in millions)	Quarter ended March 31, 2017	2009-2016
Balance, beginning of period	$11,216	10,447
Change in accretable yield due to acquisitions	2	159
Accretion into interest income (1)	(357)	(15,577)
Accretion into noninterest income due to sales (2)	(25)	(467)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows (3)	406	10,955
Changes in expected cash flows that do not affect nonaccretable difference (4)	(927)	5,699
Balance, end of period	$10,315	11,216

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.

(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.

(3)
At March 31, 2017, our carrying value for PCI loans totaled $15.7 billion and the remainder of nonaccretable difference established in purchase accounting totaled $585 million. The nonaccretable difference absorbs losses of contractual amounts that exceed our carrying value for PCI loans.

(4)
Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions, changes in interest rates on variable rate PCI loans and sales to third parties.

Wells Fargo & Company and Subsidiaries
PICK-A-PAY PORTFOLIO (1)

	March 31, 2017
	PCI loans				All other loans
(in millions)	Adjusted unpaid principal balance (2)	Current LTV ratio (3)	Carrying value (4)	Ratio of carrying value to current value (5)	Carrying value (4)	Ratio of carrying value to current value (5)
California	$13,659	64%	$10,525	49%	$7,477	46%
Florida	1,597	71	1,210	53	1,582	57
New Jersey	632	78	473	57	1,048	64
New York	471	70	385	53	523	61
Texas	168	49	127	37	626	38
Other states	3,195	71	2,445	54	4,370	58
Total Pick-a-Pay loans	$19,722	66	$15,165	50	$15,626	52

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2017.

(2)
Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

(3)
The current LTV ratio is calculated as the adjusted unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.

(4)
Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.

(5)	The ratio of carrying value to current value is calculated as the carrying value divided by the collateral value.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Balance, beginning of quarter	$12,540	12,694	12,749	12,668	12,512
Provision for credit losses	605	805	805	1,074	1,086
Interest income on certain impaired loans (1)	(48)	(52)	(54)	(51)	(48)
Loan charge-offs:
Commercial:
Commercial and industrial	(253)	(309)	(324)	(437)	(349)
Real estate mortgage	(5)	(14)	(7)	(3)	(3)
Real estate construction	—	—	—	(1)	—
Lease financing	(7)	(16)	(4)	(17)	(4)
Total commercial	(265)	(339)	(335)	(458)	(356)
Consumer:
Real estate 1-4 family first mortgage	(69)	(86)	(106)	(123)	(137)
Real estate 1-4 family junior lien mortgage	(93)	(110)	(119)	(133)	(133)
Credit card	(367)	(329)	(296)	(320)	(314)
Automobile	(255)	(243)	(215)	(176)	(211)
Other revolving credit and installment	(189)	(200)	(170)	(163)	(175)
Total consumer	(973)	(968)	(906)	(915)	(970)
Total loan charge-offs	(1,238)	(1,307)	(1,241)	(1,373)	(1,326)
Loan recoveries:
Commercial:
Commercial and industrial	82	53	65	69	76
Real estate mortgage	30	26	35	23	32
Real estate construction	8	8	18	4	8
Lease financing	2	1	2	5	3
Total commercial	122	88	120	101	119
Consumer:
Real estate 1-4 family first mortgage	62	89	86	109	89
Real estate 1-4 family junior lien mortgage	70	66	70	71	59
Credit card	58	54	51	50	52
Automobile	88	77	78	86	84
Other revolving credit and installment	33	28	31	32	37
Total consumer	311	314	316	348	321
Total loan recoveries	433	402	436	449	440
Net loan charge-offs	(805)	(905)	(805)	(924)	(886)
Other	(5)	(2)	(1)	(18)	4
Balance, end of quarter	$12,287	12,540	12,694	12,749	12,668
Components:
Allowance for loan losses	$11,168	11,419	11,583	11,664	11,621
Allowance for unfunded credit commitments	1,119	1,121	1,111	1,085	1,047
Allowance for credit losses	$12,287	12,540	12,694	12,749	12,668
Net loan charge-offs (annualized) as a percentage of average total loans	0.34%	0.37	0.33	0.39	0.38
Allowance for loan losses as a percentage of:
Total loans	1.17	1.18	1.20	1.22	1.23
Nonaccrual loans	114	110	105	98	95
Nonaccrual loans and other nonperforming assets	105	101	96	89	86
Allowance for credit losses as a percentage of:
Total loans	1.28	1.30	1.32	1.33	1.34
Nonaccrual loans	126	121	116	107	104
Nonaccrual loans and other nonperforming assets	115	110	106	97	94

(1)
Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize changes in allowance attributable to the passage of time as interest income.

Wells Fargo & Company and Subsidiaries
TANGIBLE COMMON EQUITY (1)

(in millions, except ratios)		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Tangible book value per common share (1):
Total equity		$202,489	200,497	203,958	202,661	198,504
Adjustments:
Preferred stock		(25,501)	(24,551)	(24,594)	(24,830)	(24,051)
Additional paid-in capital on ESOP preferred stock		(157)	(126)	(130)	(150)	(182)
Unearned ESOP shares		2,546	1,565	1,612	1,868	2,271
Noncontrolling interests		(989)	(916)	(930)	(916)	(1,008)
Total common stockholders' equity	(A)	178,388	176,469	179,916	178,633	175,534
Adjustments:
Goodwill		(26,666)	(26,693)	(26,688)	(26,963)	(27,003)
Certain identifiable intangible assets (other than MSRs)		(2,449)	(2,723)	(3,001)	(3,356)	(3,814)
Other assets (2)		(2,121)	(2,088)	(2,230)	(2,110)	(2,023)
Applicable deferred taxes (3)		1,698	1,772	1,832	1,906	1,985
Tangible common equity	(B)	$148,850	146,737	149,829	148,110	144,679
Common shares outstanding	(C)	4,996.7	5,016.1	5,023.9	5,048.5	5,075.9
Book value per common share	(A)/(C)	$35.70	35.18	35.81	35.38	34.58
Tangible book value per common share	(B)/(C)	29.79	29.25	29.82	29.34	28.50

		Quarter ended
(in millions, except ratios)		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Return on average tangible common equity (1):
Net income applicable to common stock	(A)	$5,056	4,872	5,243	5,173	5,085
Average total equity		201,767	201,247	203,883	201,003	196,586
Adjustments:
Preferred stock		(25,163)	(24,579)	(24,813)	(24,091)	(23,963)
Additional paid-in capital on ESOP preferred stock		(146)	(128)	(148)	(168)	(201)
Unearned ESOP shares		2,198	1,596	1,850	2,094	2,509
Noncontrolling interests		(957)	(928)	(927)	(984)	(904)
Average common stockholders’ equity	(B)	177,699	177,208	179,845	177,854	174,027
Adjustments:
Goodwill		(26,673)	(26,713)	(26,979)	(27,037)	(26,069)
Certain identifiable intangible assets (other than MSRs)		(2,588)	(2,871)	(3,145)	(3,600)	(3,407)
Other assets (2)		(2,095)	(2,175)	(2,131)	(2,096)	(2,065)
Applicable deferred taxes (3)		1,722	1,785	1,855	1,934	2,014
Average tangible common equity	(C)	$148,065	147,234	149,445	147,055	144,500
Return on average common stockholders' equity (ROE)	(A)/(B)	11.54%	10.94	11.60	11.70	11.75
Return on average tangible common equity (ROTCE)	(A)/(C)	13.85	13.16	13.96	14.15	14.15

(1)
Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, and goodwill and certain identifiable intangible assets (including goodwill and intangible assets associated with certain of our nonmarketable equity investments but excluding mortgage servicing rights), net of applicable deferred taxes. The methodology of determining tangible common equity may differ among companies. Management believes that return on average tangible common equity and tangible book value per common share, which utilize tangible common equity, are useful financial measures because they enable investors and others to assess the Company's use of equity.

(2)	Represents goodwill and other intangibles on nonmarketable equity investments, which are included in other assets.

(3)
Applicable deferred taxes relate to goodwill and other intangible assets. They were determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period end.

Wells Fargo & Company and Subsidiaries
COMMON EQUITY TIER 1 UNDER BASEL III (FULLY PHASED-IN) (1)

		Estimated
(in billions, except ratio)		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Total equity		$202.5	200.5	204.0	202.7	198.5
Adjustments:
Preferred stock		(25.5)	(24.6)	(24.6)	(24.8)	(24.1)
Additional paid-in capital on ESOP preferred stock		(0.2)	(0.1)	(0.1)	(0.2)	(0.2)
Unearned ESOP shares		2.5	1.6	1.6	1.9	2.3
Noncontrolling interests		(1.0)	(0.9)	(1.0)	(1.0)	(1.0)
Total common stockholders' equity		178.3	176.5	179.9	178.6	175.5
Adjustments:
Goodwill		(26.7)	(26.7)	(26.7)	(27.0)	(27.0)
Certain identifiable intangible assets (other than MSRs)		(2.4)	(2.7)	(3.0)	(3.4)	(3.8)
Other assets (2)		(2.1)	(2.1)	(2.2)	(2.0)	(2.1)
Applicable deferred taxes (3)		1.7	1.8	1.8	1.9	2.0
Investment in certain subsidiaries and other		(0.1)	(0.4)	(2.0)	(2.5)	(1.9)
Common Equity Tier 1 (Fully Phased-In) under Basel III	(A)	148.7	146.4	147.8	145.6	142.7
Total risk-weighted assets (RWAs) anticipated under Basel III (4)(5)	(B)	$1,327.4	1,358.9	1,380.0	1,372.9	1,345.1
Common Equity Tier 1 to total RWAs anticipated under Basel III (Fully Phased-In) (5)	(A)/(B)	11.2%	10.8	10.7	10.6	10.6

(1)
Basel III capital rules, adopted by the Federal Reserve Board on July 2, 2013, revised the definition of capital, increased minimum capital ratios, and introduced a minimum Common Equity Tier 1 (CET1) ratio. These rules established a new comprehensive capital framework for U.S. banking organizations that implements the Basel III capital framework and certain provisions of the Dodd-Frank Act. The rules are being phased in through the end of 2021. Fully phased-in capital amounts, ratios and RWAs are calculated assuming the full phase-in of the Basel III capital rules. Fully phased-in regulatory capital amounts, ratios and RWAs are considered non-GAAP financial measures that are used by management, bank regulatory agencies, investors and analysts to assess and monitor the Company’s capital position.

(2)	Represents goodwill and other intangibles on nonmarketable equity investments, which are included in other assets.

(3)
Applicable deferred taxes relate to goodwill and other intangible assets. They were determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period end.

(4)
The final Basel III capital rules provide for two capital frameworks: the Standardized Approach, which replaced Basel I, and the Advanced Approach applicable to certain institutions. Under the final rules, we are subject to the lower of our CET1 ratio calculated under the Standardized Approach and under the Advanced Approach in the assessment of our capital adequacy. Because the final determination of our CET1 ratio and which approach will produce the lower CET1 ratio as of March 31, 2017, is subject to detailed analysis of considerable data, our CET1 ratio at that date has been estimated using the Basel III definition of capital under the Basel III Standardized Approach RWAs. The capital ratio for December 31, September 30, June 30, and March 31, 2016, was calculated under the Basel III Standardized Approach RWAs.

(5)	The Company’s March 31, 2017, RWAs and capital ratio are preliminary estimates.

Wells Fargo & Company and Subsidiaries
OPERATING SEGMENT RESULTS (1)

(income/expense in millions, average balances in billions)	Community Banking		Wholesale Banking		Wealth and Investment Management		Other (2)		Consolidated Company
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Quarter ended Mar 31,
Net interest income (3)	$7,627	7,468	4,148	3,748	1,074	943	(549)	(492)	12,300	11,667
Provision (reversal of provision) for credit losses	646	720	(43)	363	(4)	(14)	6	17	605	1,086
Noninterest income	4,466	5,146	2,890	3,210	3,119	2,911	(773)	(739)	9,702	10,528
Noninterest expense	7,221	6,836	4,225	3,968	3,206	3,042	(860)	(818)	13,792	13,028
Income (loss) before income tax expense (benefit)	4,226	5,058	2,856	2,627	991	826	(468)	(430)	7,605	8,081
Income tax expense (benefit)	1,127	1,697	746	719	362	314	(178)	(163)	2,057	2,567
Net income (loss) before noncontrolling interests	3,099	3,361	2,110	1,908	629	512	(290)	(267)	5,548	5,514
Less: Net income (loss) from noncontrolling interests	90	65	(5)	(13)	6	—	—	—	91	52
Net income (loss)	$3,009	3,296	2,115	1,921	623	512	(290)	(267)	5,457	5,462

Average loans	$482.7	484.3	466.3	429.8	70.7	64.1	(56.1)	(51.0)	963.6	927.2
Average assets	990.7	947.4	807.8	748.6	221.9	208.1	(89.4)	(84.2)	1,931.0	1,819.9
Average deposits	717.2	683.0	466.0	428.0	195.6	184.5	(79.6)	(76.1)	1,299.2	1,219.4

(1)
The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment.

(2)
Includes the elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for Wealth and Investment Management customers served through Community Banking distribution channels.

(3)
Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER OPERATING SEGMENT RESULTS (1)

				Quarter ended
(income/expense in millions, average balances in billions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
COMMUNITY BANKING
Net interest income (2)	$7,627	7,556	7,430	7,379	7,468
Provision for credit losses	646	631	651	689	720
Noninterest income	4,466	4,105	4,957	4,825	5,146
Noninterest expense	7,221	6,985	6,953	6,648	6,836
Income before income tax expense	4,226	4,045	4,783	4,867	5,058
Income tax expense	1,127	1,272	1,546	1,667	1,697
Net income before noncontrolling interests	3,099	2,773	3,237	3,200	3,361
Less: Net income from noncontrolling interests	90	40	10	21	65
Segment net income	$3,009	2,733	3,227	3,179	3,296
Average loans	$482.7	488.1	489.2	485.7	484.3
Average assets	990.7	1,000.7	993.6	967.6	947.4
Average deposits	717.2	709.8	708.0	703.7	683.0
WHOLESALE BANKING
Net interest income (2)	$4,148	4,323	4,062	3,919	3,748
Provision (reversal of provision) for credit losses	(43)	168	157	385	363
Noninterest income	2,890	2,830	3,085	3,365	3,210
Noninterest expense	4,225	4,002	4,120	4,036	3,968
Income before income tax expense	2,856	2,983	2,870	2,863	2,627
Income tax expense	746	795	827	795	719
Net income before noncontrolling interests	2,110	2,188	2,043	2,068	1,908
Less: Net loss from noncontrolling interests	(5)	(6)	(4)	(5)	(13)
Segment net income	$2,115	2,194	2,047	2,073	1,921
Average loans	$466.3	461.5	454.3	451.4	429.8
Average assets	807.8	811.9	794.2	772.6	748.6
Average deposits	466.0	459.2	441.2	425.8	428.0
WEALTH AND INVESTMENT MANAGEMENT
Net interest income (2)	$1,074	1,061	977	932	943
Provision (reversal of provision) for credit losses	(4)	3	4	2	(14)
Noninterest income	3,119	3,013	3,122	2,987	2,911
Noninterest expense	3,206	3,042	2,999	2,976	3,042
Income before income tax expense	991	1,029	1,096	941	826
Income tax expense	362	380	415	358	314
Net income before noncontrolling interests	629	649	681	583	512
Less: Net income (loss) from noncontrolling interests	6	(4)	4	(1)	—
Segment net income	$623	653	677	584	512
Average loans	$70.7	70.0	68.4	66.7	64.1
Average assets	221.9	220.4	212.1	205.3	208.1
Average deposits	195.6	194.9	189.2	182.5	184.5
OTHER (3)
Net interest income (2)	$(549)	(538)	(517)	(497)	(492)
Provision (reversal of provision) for credit losses	6	3	(7)	(2)	17
Noninterest income	(773)	(768)	(788)	(748)	(739)
Noninterest expense	(860)	(814)	(804)	(794)	(818)
Loss before income tax benefit	(468)	(495)	(494)	(449)	(430)
Income tax benefit	(178)	(189)	(187)	(171)	(163)
Net loss before noncontrolling interests	(290)	(306)	(307)	(278)	(267)
Less: Net income from noncontrolling interests	—	—	—	—	—
Other net loss	$(290)	(306)	(307)	(278)	(267)
Average loans	$(56.1)	(55.5)	(54.4)	(53.0)	(51.0)
Average assets	(89.4)	(88.7)	(85.3)	(83.4)	(84.2)
Average deposits	(79.6)	(79.7)	(76.9)	(75.3)	(76.1)
CONSOLIDATED COMPANY
Net interest income (2)	$12,300	12,402	11,952	11,733	11,667
Provision for credit losses	605	805	805	1,074	1,086
Noninterest income	9,702	9,180	10,376	10,429	10,528
Noninterest expense	13,792	13,215	13,268	12,866	13,028
Income before income tax expense	7,605	7,562	8,255	8,222	8,081
Income tax expense	2,057	2,258	2,601	2,649	2,567
Net income before noncontrolling interests	5,548	5,304	5,654	5,573	5,514
Less: Net income from noncontrolling interests	91	30	10	15	52
Wells Fargo net income	$5,457	5,274	5,644	5,558	5,462
Average loans	$963.6	964.1	957.5	950.8	927.2
Average assets	1,931.0	1,944.3	1,914.6	1,862.1	1,819.9
Average deposits	1,299.2	1,284.2	1,261.5	1,236.7	1,219.4

(1)
The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment.

(2)
Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

(3)
Includes the elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for Wealth and Investment Management customers served through Community Banking distribution channels.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
MSRs measured using the fair value method:
Fair value, beginning of quarter	$12,959	10,415	10,396	11,333	12,415
Servicing from securitizations or asset transfers (1)	583	752	609	477	366
Sales and other (2)	(47)	(47)	4	(22)	—
Net additions	536	705	613	455	366
Changes in fair value:
Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (3)	152	2,367	39	(779)	(1,084)
Servicing and foreclosure costs (4)	27	93	(10)	(4)	27
Prepayment estimates and other (5)	(5)	(106)	(37)	(41)	100
Net changes in valuation model inputs or assumptions	174	2,354	(8)	(824)	(957)
Changes due to collection/realization of expected cash flows over time	(461)	(515)	(586)	(568)	(491)
Total changes in fair value	(287)	1,839	(594)	(1,392)	(1,448)
Fair value, end of quarter	$13,208	12,959	10,415	10,396	11,333

(1)	Includes impacts associated with exercising our right to repurchase delinquent loans from GNMA loan securitization pools.

(2)	Includes sales and transfers of MSRs, which can result in an increase of total reported MSRs if the sales or transfers are related to nonperforming loan portfolios.

(3)	Includes prepayment speed changes as well as other valuation changes due to changes in mortgage interest rates (such as changes in estimated interest earned on custodial deposit balances)

(4)	Includes costs to service and unreimbursed foreclosure costs.

(5)
Represents changes driven by other valuation model inputs or assumptions including prepayment speed estimation changes and other assumption updates. Prepayment speed estimation changes are influenced by observed changes in borrower behavior and other external factors that occur independent of interest rate changes.

	Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Amortized MSRs:
Balance, beginning of quarter	$1,406	1,373	1,353	1,359	1,308
Purchases	18	34	18	24	21
Servicing from securitizations or asset transfers	45	66	69	38	97
Amortization	(67)	(67)	(67)	(68)	(67)
Balance, end of quarter	$1,402	1,406	1,373	1,353	1,359
Fair value of amortized MSRs:
Beginning of quarter	$1,956	1,627	1,620	1,725	1,680
End of quarter	2,051	1,956	1,627	1,620	1,725

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

		Quarter ended
(in millions)		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Servicing income, net:
Servicing fees (1)		$882	738	878	842	910
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(A)	174	2,354	(8)	(824)	(957)
Changes due to collection/realization of expected cash flows over time		(461)	(515)	(586)	(568)	(491)
Total changes in fair value of MSRs carried at fair value		(287)	1,839	(594)	(1,392)	(1,448)
Amortization		(67)	(67)	(67)	(68)	(67)
Net derivative gains (losses) from economic hedges (3)	(B)	(72)	(2,314)	142	978	1,455
Total servicing income, net		$456	196	359	360	850
Market-related valuation changes to MSRs, net of hedge results (2)(3)	(A)+(B)	$102	40	134	154	498

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues, net of unreimbursed direct servicing costs.

(2)	Refer to the changes in fair value MSRs table on the previous page for more detail.

(3)	Represents results from economic hedges used to hedge the risk of changes in fair value of MSRs.

(in billions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Managed servicing portfolio (1):
Residential mortgage servicing:
Serviced for others	$1,204	1,205	1,226	1,250	1,280
Owned loans serviced	335	347	352	349	342
Subserviced for others	4	8	4	4	4
Total residential servicing	1,543	1,560	1,582	1,603	1,626
Commercial mortgage servicing:
Serviced for others	474	479	477	478	485
Owned loans serviced	132	132	130	128	125
Subserviced for others	7	8	8	8	8
Total commercial servicing	613	619	615	614	618
Total managed servicing portfolio	$2,156	2,179	2,197	2,217	2,244
Total serviced for others	$1,678	1,684	1,703	1,728	1,765
Ratio of MSRs to related loans serviced for others	0.87%	0.85	0.69	0.68	0.72
Weighted-average note rate (mortgage loans serviced for others)	4.23	4.26	4.28	4.32	4.34

(1)	The components of our managed servicing portfolio are presented at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

Wells Fargo & Company and Subsidiaries
SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

		Quarter ended
		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Net gains on mortgage loan origination/sales activities (in millions):
Residential	(A)	$569	939	953	744	532
Commercial		101	90	167	72	71
Residential pipeline and unsold/repurchased loan management (1)		102	192	188	238	145
Total		$772	1,221	1,308	1,054	748
Application data (in billions):
Wells Fargo first mortgage quarterly applications		$59	75	100	95	77
Refinances as a percentage of applications		36%	48	55	46	52
Wells Fargo first mortgage unclosed pipeline, at quarter end		$28	30	50	47	39
Residential real estate originations:
Purchases as a percentage of originations		61%	50	58	60	55
Refinances as a percentage of originations		39	50	42	40	45
Total		100%	100	100	100	100
Wells Fargo first mortgage loans (in billions):
Retail		$21	35	37	34	24
Correspondent		22	36	32	28	19
Other (2)		1	1	1	1	1
Total quarter-to-date		$44	72	70	63	44
Held-for-sale	(B)	$34	56	53	46	31
Held-for-investment		10	16	17	17	13
Total quarter-to-date		$44	72	70	63	44
Total year-to-date		$44	249	177	107	44
Production margin on residential held-for-sale mortgage originations	(A)/(B)	1.68%	1.68	1.81	1.66	1.68

(1)	Primarily includes the results of GNMA loss mitigation activities, interest rate management activities and changes in estimate to the liability for mortgage loan repurchase losses.

(2)	Consists of home equity loans and lines.

CHANGES IN MORTGAGE REPURCHASE LIABILITY

				Quarter ended
(in millions)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Balance, beginning of period	$229	239	255	355	378
Provision for repurchase losses:
Loan sales	8	10	11	8	7
Change in estimate (1)	(8)	(7)	(24)	(89)	(19)
Net additions (reductions)	—	3	(13)	(81)	(12)
Losses	(7)	(13)	(3)	(19)	(11)
Balance, end of period	$222	229	239	255	355

(1)	Results from changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.